EXHIBIT 5.1

Durham Jones & Pinegar, P.C. 192 East 200 North, Third Floor St. George, Utah 84770-2879 435.674.0400 435.628.1610 Fax www.djplaw.com

November 22, 2011

Parametric Sound Corporation
1941 Ramrod Avenue, Suite #100
Henderson, NV  89014

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173017)

Ladies and Gentlemen:

We have acted as counsel to Parametric Sound Corporation, a Nevada corporation (the “Company”), in connection with the post-effective amendment no. 1 to registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 22, 2011 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the resale of up to 4,000,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), including 2,000,000 shares of Common Stock (the “Purchase Shares”) issued pursuant to a Securities Purchase Agreement, dated February 22, 2011 (the “Purchase Agreement”), 400,000 shares of Common Stock (the “Exercised Warrant Shares”) issued pursuant to the exercise of warrants (the “Warrants”) issued pursuant to the Purchase Agreement, and 1,600,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of the remaining Warrants issued pursuant to the Purchase Agreement, to the selling stockholders named therein.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the resale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the state laws of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, federal, state or municipal, or the laws of any local agency within any state.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Purchase Shares and the Exercised Warrant Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable.

2. The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Durham Jones & Pinegar, P.C.

/s/ Durham, Jones & Pinegar, P.C.